Exhibit 10.32

Consultancy Agreement

Unilife Medical Solutions Limited
Medical Middle East Ltd

Parties
Unilife Medical Solutions Limited ACN 008 071 403 of Suite 3, Level 11, 1 Chifley Square, Sydney New South Wales 2000 (Company)
Medical Middle East Ltd whose postal address is at PO Box 112, Safat 13002, Kuwait (Consultant)
Background
A The Consultant has provided the Services to the Company since the Commencement Date.
B The parties wish to confirm the terms on which the Consultant provides the Services to the Company as set out in this Agreement.
Operative provisions
1 Services
Services
1.1 The Consultant must provide the Services to the Company on the terms set out in this Agreement in consideration for the Fee.
Commencement date
1.2 The provision of the Services by the Consultant is deemed to take effect from the Commencement Date.
Consultant’s nominated representative
1.3 The Company approves the appointment of the Initial Representative to provide the Services on behalf of the Consultant under this Agreement. It is the responsibility of the Consultant to ensure that the Representative provides the Services in accordance with the terms and conditions of this Agreement.
1.4 A Representative may only be replaced by the Consultant with another suitable representative with the prior written approval of the Company.
Acknowledgement by Representative
1.5 If requested by the Company, the Consultant agrees to immediately procure the Representative to sign an acknowledgement in a form acceptable to the Company confirming that he is bound by the relevant clauses of this Agreement including clause 5 of this Agreement.

2 Duties of the Consultant
General duties
2.1 During the term of this Agreement, the Consultant must perform the Services in accordance with all proper and legal instructions of the Company and with reasonable skill, care and due diligence and must use its best endeavours to protect and further the interests of the Company.
Time devoted
2.2 The Consultant must serve the Company faithfully and well and must provide the Services for a minimum of 144 hours per month as requested by the Company or as necessary for the provision of the Services.
Consultant to maintain necessary Insurance
2.3 During the term of this Agreement, the Consultant must take out and maintain all necessary insurances (including workers compensation) in relation to the Representative and in connection with the provision of the Services by the Consultant.
Non compete
2.4 During the term of this Agreement, the Consultant must not, and must procure that the Representative will not, accept any appointment to any office in relation to any body, whether corporate or not, or directly or indirectly be employed by, provide services to, or be interested in any manner in any other business which is in any way competitive with the business of the Group or whose interests in any way conflict with the interests of the Group.
3 Fee
Amount of Fee
3.1 During the term of this Agreement, the Company must pay to the Consultant a fee of $20,000 per calendar month (Fee). The Fee is payable in advance on the first day of each calendar month.
Goods and services tax
3.2 The fees payable by the Company to the Consultant are exclusive of any GST that may be imposed on the Services. If any GST is paid or payable by the Consultant in respect of the Services then the fees payable by the Company under this Agreement to the Consultant for those Services will be increased by an amount equal to the GST payable by the Consultant on the fees so increased.
3.3 The Consultant will issue the Company with a tax invoice in respect of the Services in relation to which GST is payable within 14 days of receipt of a written request for such a tax invoice.

Consultant’s responsibility for taxes and other expenses
3.4 Except as expressly stated in this Agreement, the Company is not responsible for the payment of any monies in connection with the engagement of the Consultant under this Agreement or the conduct of the business of the Consultant including taxes, penalties, superannuation contributions and any other statutory income deductions and the Consultant indemnifies the Company against all such payments.
3.5 The Consultant authorises the Company to make such deductions for tax from any payment to the Consultant under this Agreement in accordance with any requirements of law.
Payment not wages or salary
3.6 Payments made by the Company to the Consultant are not wages or salary.
3.7 Neither the Consultant nor the Representative is entitled to payment from the Company of any annual leave, personal/carer’s leave (including sick leave), severance pay, pay in lieu of notice, long service leave or any other entitlement which an employee has in respect of his or her employment.
3.8 The Consultant will be responsible for the payment of any wages and any other contributions required by law to be paid in relation to the Representative and will make all appropriate deductions from the Representative’s pay in respect of tax and other deductions required by law and the Consultant indemnifies the Company in respect thereof.
3.9 The Consultant accepts full and exclusive responsibility for providing superannuation, personal/care’s leave (including sickness) and all other leave benefits and workers compensation cover in respect of any of the Consultant’s employees including the Representative.
4 Expenses
4.1 In addition to the Fee, the Company will reimburse the Consultant (on production of receipts or such other evidence as the Company may require) for the amount of all travelling and other expenses properly and reasonably incurred by the Consultant or the Representative during the term of this Agreement in the provision of the Services and which have been pre-approved in writing by the Company.
5 Confidential information
Non-disclosure
5.1 The Consultant must, and must ensure that the Representative will, keep confidential all Confidential Information and must not, without the prior written consent of the Company (except as required by law), disclose any of the Confidential Information to any person or use the Confidential Information for any purpose other than the performance of the Services.

Entitlement to Intellectual Property made during the Agreement
5.2 The Consultant must promptly inform the Company in writing of any Intellectual Property it or the Representative makes or creates during the term of this Agreement, and of any information, process, procedure, method or improvement it obtains, discovers, develops or makes during the term of this Agreement, that affects or could affect the Company’s or any other member of the Group’s business or any related business. The Company owns all of these things and the Consultant may not use any of them even after the Agreement ends. The Consultant must cause and procure’ the Representative to do the same.
Consultant’s indemnity
5.3 The Consultant indemnifies the Company and officers, employees and agents against any claim, loss or expense of whatsoever nature arising directly or indirectly out of any breach of its obligations under this Agreement or out of any negligence by the Consultant, the Representative or anyone for whom the Consultant is responsible in connection with the provision of the Services.
Survival
5.4 The obligations of the Consultant and the Representative under this clause 5 survive the termination of this Agreement.
6 Termination of consultancy
Term
6.1 Subject to clauses 6.2 and 6.3, this Agreement is for an initial period from the Commencement Date until the Termination Date and will be automatically extended for successive six month periods thereafter.
Termination by notice
6.2 Either the Company or the Consultant may terminate this Agreement prior to or after the Termination Date by giving 30 days written notice to the other party.
Termination for cause
6.3 The Company may by written notice to the Consultant terminate this Agreement with immediate effect at any time if the Consultant or the Representative is guilty of serious misconduct or any other conduct which affects or is likely to adversely affect the interests of the Company.

7 Consultant not employee of the Company
Representative engaged by Consultant
7.1 During the term of this Agreement, the Representative must at all times be engaged by the Consultant.
No employer-employee relationship
7.2 Nothing contained in this Agreement will be construed or have effect as constituting any relationship of employer and employee between the Company and the Consultant or the Representative.
Holding out
7.3 The Consultant and the Representative must not hold themselves out as being entitled to contract, make any representation or accept payment in the name of or on behalf of the Company.
8 Miscellaneous
Assignment
8.1 Except as expressly permitted by this Agreement a party must not assign any of its rights under this Agreement without prior written consent of the other party. That consent may be given or withheld at a party’s absolute discretion.
Entire Agreement
8.2 This Agreement contains everything the parties have agreed on in relation to the matters it deals with. Neither party can rely on an earlier document, or anything said or done by the other party, or by a director, officer agent or employee of that party, before this Agreement was executed, save as permitted by law.
Execution of separate documents
8.3 This Agreement is properly executed if each party executes either this Agreement or an identical document. In the latter case, this Agreement takes effect when the separately executed documents are exchanged between the parties.
Governing law and jurisdiction
8.4 This Agreement is governed the law of New South Wales, Australia. The parties submit to the non-exclusive jurisdiction of its courts. The parties will not object to the exercise of jurisdiction by those courts on any basis.
Variation
8.5 No variation of this Agreement will be of any force or effect unless it is in writing and signed by the parties to this Agreement.

9 Detritions and interpretation
Definitions
9.1 In this Agreement, unless the context otherwise requires, the following definitions apply:
Commencement Date means 1 September 2007.
Confidential Information means any information of a private, confidential or secret nature concerning the business, projects or affairs of any company in the Group or of any person having dealings with any company in the Group and which comes to the Consultant’s or the Representative’s knowledge during the course of or in connection with the provision of the Services.
Fee has the meaning given to that term in clause 3.1.
Group means the Company and each of its related bodies corporate (as defined in the Corporations Act 2001 (Cth))
GST means a goods and services tax or a similar value added tax imposed by a public authority in Australia.
Intellectual Property means every form of intellectual property, whether created before or after the commencement of this Agreement, including inventions, know-how, patents, patent applications, registered trade marks, unregistered trade marks, designs, copyright, confidential information, trade secrets and trade, business or company names.
Initial Representative means Eugene Shortall.
Representative means a person nominated in accordance with clause 1.3 of this Agreement.
Services means those services specified in schedule 1 to this Agreement.
Termination Date means 31 December 2009.
Interpretation
9.2 In this Agreement, unless the context otherwise requires:
9.2.1 A reference to this Agreement means the agreement recorded by this document.
9.2.2 A reference to any law or legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision, in either case whether before, on or after the date of this Agreement.

9.2.3 A reference to a clause, part or schedule is a reference to a clause, part or schedule of or to this Agreement.
9.2.4 Where a word or phrase is given a defined meaning another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.
9.2.5 A word which denotes the singular denotes the plural, a word which denotes the plural denotes the singular, and a reference to any gender denotes the other genders.
9.2.6 A reference to dollars or $ means Australian dollars.
9.2.7 The schedules form part of this Agreement.
9.2.8 References to the word ‘include’ or ‘including’ are to be construed without limitation.
Execution and date

Executed by Unilife Medical Solutions Limited (ACN 008 071 403) acting by the following persons or, if the seal is affixed, witnessed by the following persons:
/s/ Alan Shortall
Signature of director		Signature of director
Name of director:	Alan Shortall	Name of director:

Executed by Medical Middle East Ltd acting by the following persons or if the seal affixed, witnessed by the following persons:

/s/ Waddah Behbehani Signature of director

Waddah Behbehani Name of director: Waddah Behbehani

Schedule 1
Services to be provided:
Directing the activities of the project cross functional members, ensuring that the deliverables defined for each function within the project plan meet the scheduled timelines and output for the life of the project.
Directing the activities of the project cross functional members, ensuring that the deliverables defined for each function within the project plan meet the scheduled timelines and outputs for the life of the project.
Analyzing, developing and maintaining a project resource plan to support all phases of design and development through to project handover.
Analyzing, developing and maintaining a project resource plan to support all phases of design and development through to project handover.
Maintaining accurate records of the project management activities and deliverables in compliance with the Unilife Quality Management System and related procedures.
Coordinating and documenting outcomes of all project cross functional meetings.
Identifying, establishing and managing business and commercial relationships with existing and/or new or potential OEM partners, suppliers and customers.
Ensuring that all key deliverables have been met and the coordination of the team inputs to facilitate successful project phase gate transition.
Management reporting to the CEO and Board of Directors as required.

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